Registration No. 333-____________
           Post-Effective Amendment No. 1 to Registration Statement No. 33-83514
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                           REGISTRATION STATEMENT and
                         POST-EFFECTIVE AMENDMENT NO. 1
                                      Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                               FRESH BRANDS, INC.
             (Exact name of registrant as specified in its charter)

            Wisconsin                                          39-2019963
            ---------                                          ----------
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification No.)

            2215 Union Avenue
          Sheboygan, Wisconsin                                     53081
          --------------------                                     -----
  (Address of principal executive offices)                       (Zip Code)

                Fresh Brands Distributing Retirement Savings Plan
             -------------------------------------------------------
                            (Full title of the plan)

             Elwood F. Winn                                  Copy to:
           Fresh Brands, Inc.                            Steven R. Barth
            2215 Union Avenue                            Foley & Lardner
       Sheboygan, Wisconsin 53081                   777 East Wisconsin Avenue
             (920) 457-4433                         Milwaukee, Wisconsin 53202
  (Name, address and telephone number,
including area code, of agent for service)
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
----------------------- ------------------- ------------------------ ------------------------- ------------------
       Title of               Amount           Proposed Maximum          Proposed Maximum
   Securities to be           to be             Offering Price          Aggregate Offering         Amount of
      Registered          Registered(1)            Per Share                  Price            Registration Fee
----------------------- ------------------- ------------------------ ------------------------- ------------------
Common Stock,                600,000               $17.70(3)              $10,620,000(3)             $977.04
 $0.05 par value            shares (2)


Common Stock Purchase        600,000                  (4)                      (4)                    (4)
  Rights                    rights (2)
----------------------- ------------------- ------------------------ ------------------------- ------------------

(1)    Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Fresh Brands Distributing
       Retirement Savings Plan
(2)    This Registration Statement registers an additional 600,000 shares (and the accompanying Common Stock Purchase
       Rights) under the Fresh Brands Distributing Retirement Savings Plan, under which 600,000 shares (and the accompanying Common Stock Purchase Rights) have already been registered [Registration Statement No. 33-83514 (for which a registration fee of $1,310.24 was paid)].
(3)    Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Fresh Brands, Inc. Common Stock as reported on the Nasdaq Stock Market on March 6, 2002.
(4)    The value attributable to the Common Stock Purchase Rights is reflected in the market price of the Common Stock to which the Rights are attached.

                                EXPLANATORY NOTE

       This filing constitutes a Registration Statement (the "Registration Statement") registering 600,000 additional shares of Common Stock (and the accompanying Common Stock Purchase Rights) under the Fresh Brands Distributing Retirement Savings Plan (f/k/a the Schultz Sav-O Stores Retirement Savings Plan) (the "Plan") and a Post-Effective Amendment to Registration Statement No. 33-83514 (the "Schultz Registration Statement"). The Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), in connection with a reorganization (the "Reorganization") of Schultz Sav-O Stores, Inc., a Wisconsin corporation ("Schultz"), under Section 180.1102 of the Wisconsin Business Corporation Law for the purpose of changing Schultz's form of organization by creating a holding company.

       In the Reorganization, the Registrant became the new parent holding company of Schultz, which became a wholly-owned subsidiary of the Registrant. The Reorganization was effected through an Agreement and Plan of Share Exchange (the "Plan of Exchange") between Schultz and the Registrant. The Plan of Exchange provided for, among other things, a statutory share exchange pursuant to which all shares of the common stock of Schultz, par value $0.05 per share, were automatically exchanged for shares of common stock of the Registrant, par value $0.05 per share (the "Common Stock"). The shareholders of Schultz approved the Plan of Exchange on May 30, 2001. Schultz has since changed its name to Fresh Brands Distributing, Inc.

       In accordance with Rule 414, the Registrant, as the successor issuer to Schultz, hereby expressly adopts the Schultz Registration Statement, as well as the Plan to which it relates, as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

       This Registration Statement registers additional shares of Common Stock under the Plan. Pursuant to General Instruction E of this Form, the contents of the Schultz Registration Statement are incorporated herein by reference. Items 5, 6 and 8 of Part II have been amended to update the information included in the Schultz Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

       Steven R. Barth, a director of the Registrant, is a partner in the law firm of Foley & Lardner, which provides legal services to the Registrant.

Item 6. Indemnification of Directors and Officers

       Under the Bylaws of the Registrant and the Wisconsin Business Corporation Law ("WBCL"), directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to the Registrant and such breach or failure constituted: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

       Under the WBCL, unless the Articles of Incorporation provide otherwise, directors and officers of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors or officers, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation of the Registrant do not limit a director's immunity provided by the WBCL. As a result of such provisions, shareholders may be unable to recover monetary damages against directors or officers for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equity relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

Item 8. Exhibits.

       The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

                                   SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sheboygan, Wisconsin on Martch 7, 2002.

                                        FRESH BRANDS, INC.


                                        /s/ Armand C. Go
                                        ----------------------------------------
                                        Armand C. Go
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Secretary



                                POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of March 7, 2002. Each person whose signature appears below appoints
Elwood F. Winn, Michael R. Houser and Armand C. Go, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By: /s/ Walter G. Winding                By: /s/ Elwood F. Winn
    ------------------------------           -----------------------------------
    Walter G. Winding, Chairman of           Elwood F. Winn, President, Chief
    the Board and Director                   Executive Officer and Director
                                             (Principal Executive Officer)

By: /s/ Armand C. Go                     By: /s/ Michael R. Houser
    ------------------------------           -----------------------------------
    Armand C. Go, Vice President,            Michael R. Houser, Vice Chairman of
    Chief Financial Officer, Treasurer       the Board, Executive Vice President
    and Secretary (Principal Financial       and Director
    Officer and Accounting Officer)

By: /s/ William K. Jacobson              By: /s/ Martin Crneckiy, Jr.
    ------------------------------           -----------------------------------
    William K. Jacobson, Director            Martin Crneckiy, Jr., Director

By: /s/ Steven R. Barth                  By: /s/ G. William Dietrich
    ------------------------------           -----------------------------------
    Steven R. Barth, Director                G. William Dietrich, Director

By: /s/ Bruce J. Olson                   By: /s/ R. Bruce Grover
    ------------------------------           -----------------------------------
    Bruce J. Olson, Director                 R. Bruce Grover, Director

       The Plan. Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee, which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sheboygan, Wisconsin, on March 7, 2002.

                                          FRESH BRANDS DISTRIBUTING
                                           RETIRMENT SAVINGS PLAN


                                          /s/ Armand C. Go
                                          --------------------------------------
                                          Armand C. Go

                                         The foregoing person is duly authorized
                                         to execute this Registration Statement
                                         on behalf of the Administrative
                                         Committee, which is the administrator
                                         of the Fresh Brands Distributing
                                         Retirement Savings Plan.

                                  EXHIBIT INDEX

     Exhibit No.                           Description
     -----------                           -----------
         4.1 Amended and Restated Articles of Incorporation of the Registrant. [Incorporated by reference to Exhibit 3.1 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222)].

         4.2 By-laws of the Registrant. [Incorporated by reference to Exhibit 3.2 (and, consequently, Appendix E to the Registrant's proxy statement/prospectus ) to the Registrant's Registration Statement on Form S-4 (Registration No. 333-56222)].

         4.3 Fresh Brands Distributing Retirement Savings Plan, as amended to date.

         4.4 Rights Agreement, dated as of October 12, 2001, between the Registrant and Firstar Bank, N.A. [Incorporated by reference to Exhibit (4.1) to the Registrant's Registration Statement on Form 8-A dated as of October 12, 2001 (Commission File No. 000-32825)]

          5          Opinion of Foley & Lardner.

         23.1 Consent of Foley & Lardner (contained in opinion of Foley & Lardner filed as Exhibit 5 hereto).

         23.2        Consent of Arthur Andersen LLP.

         24 Power of Attorney (set forth on the signature page to this Registration Statement).